EXHIBIT 10.1

                         [LOGO OF WALTER INDUSTRIES, INC

                             Walter Industries, Inc.

CONFIDENTIAL

                                                               December 19, 2003

Mr. Lawrence S. Comegys
4904 Saint Croix Drive
Tampa, FL 33629

Dear Larry:

        Confirming our recent discussions, we are pleased that you will be joining the Company on January 5, 2004. The following outline the terms of your employment:

        1. You will serve as President and Chief Operating Officer of Jim Walter Homes, Inc., reporting to the Chief Executive Officer of Walter Industries, Inc.

                You will be responsible for the management of the P&L for the Company's Homebuilding Group including managing the Company's growth and return objectives for these business units.

        2.      Your compensation package will be as follows:

                (a)     Your base salary will be $375,000 per year.

                (b) Your annual Executive Incentive Plan compensation target level will be 65% of base pay ($243,750) to a maximum of 2 times target. The amount of your incentive will fluctuate based upon actual performance under the Company's Executive Incentive Plan as in effect from time to time. For your first year, the minimum award will be at least the target.

                (c) You will have a Long Term Incentive Plan based upon financial metrics of the Homebuilding and Financial Services Groups that will generate an additional 50% of base pay at target ($187,500), to a maximum of 2 times the target, paid out one-third at the end of the year, one-third at the end of the second year and one-third at the end of the third year.

                (d) You will receive a car allowance of $1,500 per month, subject to usual withholding taxes.

                (e) You will receive an initial award of 45,000 shares under the Company's stock option plan in the form of a non-qualified stock option vesting one-third per year over three years, subject to terms of the Company's stock option plan. This option will be awarded and priced on or about your first day of employment.

                (f)     You will receive the following additional benefits:

                        o Reimbursement for all reasonable and customary business-related travel and entertainment expenses in accordance with the terms of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

                        o Participation in the group life and health insurance benefit programs, generally applicable to executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time. You will be eligible for immediate participation in the life and health benefits on the date you join the company, with no waiting period.

                        o Participation in the Profit Sharing Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

                        o Participation in the Employee Stock Purchase Plan, generally applicable to salaried employees in the location in which you are primarily based, as it may change from time to time and in accordance with its terms.

                        o Eligibility for four weeks of annual vacation to be used each year in accordance with policy generally applicable to executives employed in the location in which you are primarily based, as it may change from time to time.

                        o Attached are materials describing benefits generally available to Company employees. This description is subject to the specific terms and conditions of the actual benefit plan.

         3. In the event of your involuntary termination, other than for "cause", or your resignation following a significant diminution in pay or responsibilities, you will be eligible for the following severance benefits:

                  Eighteen months of salary continuance, including base and target bonus, at the applicable rate in effect at the time of termination.

                        o Eighteen months of continuing fringe benefits to the extent plans permit continued participation. In any event, health and life insurance will continue for the period of your contractual severance and the COBRA election period will not commence until the expiration of that period.

        4. You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company's premises or the Company's or its customers' property (collectively, the "Developments") shall be the sole and exclusive property of the Company. You hereby assign to the Company your entire right and interest in any Developments and will hereafter execute any documents in connection therewith that the company may reasonably request. This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company's equipment, supplies, facilities or the Company's or its customers' confidential information and which do not relate to the Company's business, anticipated research and developments or the work you have performed for the Company.

         5. As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

         6. You acknowledge and agree that you will respect and safeguard the Company's property, trade secrets and confidential information. You acknowledge that the Company's electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company's business and that such systems and data exchanged or stored thereon are Company property. In the event that you leave the employ of the Company, you will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

         7.       Definitions:

                  (a) "Cause" shall mean your (i) conviction or guilty plea of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the company, (iii) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness) or (iv) fraudulent preparation of financial information of the Company.

                  (b) For purposes of this agreement, a significant diminution in pay or responsibility shall not have occurred if (i) the amount of your bonus fluctuates due to performance considerations under the Company's incentive plan in effect from time to time or (ii) you are transferred to a position of comparable responsibility and compensation with the Company carrying the title of President or higher, even though that position may report to an officer who in turn reports to the Chief Executive Officer.

         8. As discussed, the Company desires to have you, as a senior executive of the Company, make a meaningful investment in the Company. In this regard, you have committed to invest at least $100,000 over your first 12 months of employment in the Company's common stock. The details of how this investment should be made will need to be determined with input from Vic Patrick, SVP, General Counsel & Secretary, prior to your obtaining any inside information concerning the Company and its business. Vic can be contacted at 813-871-4120.

         9. It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company.

Larry, we are delighted that you will be joining Walter Industries and look forward to working with you. If the terms of the proposal are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided.

                                           Very truly yours,

                                           Don DeFosset
                                           President and Chief Executive Officer

DD:jtp
attachment

Agreed and Accepted

________________________________
Lawrence S. Comegys

________________________________
Date